Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in the Registration Statements of Mesa Air Group, Inc. on Forms S-3 (File No. 333-251290 and No. 333-270450) and on Forms S-8 (File No. 333-233313 and No. 333-233314) of our report dated May 13, 2025, with respect to our audit of the consolidated financial statements of Mesa Air Group, Inc. as of September 30, 2024 and for the year ended September 30, 2024, which report is included in this Annual Report on Form 10-K of Mesa Air Group, Inc. for the year ended September 30, 2024.

/s/ Marcum llp

Marcum llp

Melville, NY

May 13, 2025